CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION

It is hereby certified that:

1. The name of the corporation (hereinafter called the "Corporation") is EXTEN INDUSTRIES, INC.

2. The certificate of incorporation of the Corporation is hereby amended by striking out Article Fourth thereof and by substituting in lieu of said Article the following new Article:

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 201,000,000 shares, of which 200,000,000 shares are Common Stock of $0.01 par value per share and 1,000,000 shares are Preferred Stock of $0.01 par value per share. The aggregate par value of all such shares having value is $2,010,000.00.

The Preferred Stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to an imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

3. A meeting was held by the Board of Directors and the stockholders of said corporation, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

4. Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

5. The capital of said corporation will not be reduced under or by reason of said amendment.

Signed and attested to on the 18th day of May, 2000.

________________________________
W. Gerald Newmin,
Chief Executive Officer

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 06/13/2000

001297848 - 0750330